Exhibit 99.1

February 15, 2017

Dear Shareholders,

It has been a while since our last communication, but please be assured that we have been busy at Q2Power.  We continue to operate our business with a significantly scaled down budget, as we gear up for the next exciting chapter of Q2P.

Management has not stopped pursuing business opportunities for our engine technology.  Earlier this year, we transferred our MagneGas contract to our licensee who has committed to supplying the capital and resources necessary to deliver a working waste-fuel-to-power system to this customer.  In doing so, we eliminated all R&D expenses and significantly reduced overhead costs, while satisfying approximately $300,000 in liabilities and establishing a base for on-going royalty payments.  Further, we maintain control of our technology and all future improvements, which we believe has considerable value moving forward.

Over the last six months we have been developing our strategy, building our team, forging partnerships and preparing to raise capital to secure opportunities in the compost and sustainable soils space.  As we have stated before, we believe this is an industry prime for consolidation and fundamental business model change.  We believe that soil health is possibly one of the most important environmental challenges facing our collective future.  If you want to learn more, we ask you to Google “soil health” to see how this affects the water we drink, the food we eat, and the air we breathe.

We are currently in discussions with several groups in terms of acquisitions, strategic partnerships and capital funding.  Unfortunately, we cannot elaborate at this time as these negotiations are fluid and confidential.  There remains a material risk that we will not be able to raise the capital necessary for these acquisitions, or even if funding is available, we may not be successful in closing previously announced or future deals.  If we are successful in this strategy, there will be dilution from our current capitalization, although we are focused on structuring transactions that will have the net effect of increasing total shareholder value.

Q2P is led by talented Directors who’ve raised hundreds of millions of dollars over the years, run billion dollar companies, and have navigated successful public company exits.  We understand the risks, are realistic about the current state of our balance sheet, and are working diligently to maximize our likelihood of success.   We feel confident in our mission.

We expect to file financial statements for the third quarter and year end of 2016 soon, subject to capital constraints, as well as regain our listing on the OTCQB.  Maintaining full and accurate disclosure to our shareholders is a priority.

Most of all, we want to thank our shareholders for your support as we pursue new directions for Q2P, and pledge that we will continue working for your best interests and for a more sustainable planet.

Sincerely,

/s/ Christopher Nelson

Christopher Nelson, CEO

Legal Notice Regarding Forward-Looking Statements: This letter contains "Forward-looking Statements". These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the level of demand and market acceptance of our products, and changes in our business strategies.